Exhibit (h)(6)(vi)

SCHEDULE A

FUND LIST

Dated: April 27, 2016

Ashmore Emerging Markets Corporate Debt Fund

Ashmore Emerging Markets Local Currency Bond Fund

Ashmore Emerging Markets Short Duration Fund

Ashmore Emerging Markets Debt Fund

Ashmore Emerging Markets Total Return Fund

Ashmore Emerging Markets Value Fund (formerly Ashmore Emerging Markets Equity Fund)

Ashmore Emerging Markets Equity Opportunities Fund

Ashmore Emerging Markets Small-Cap Equity Fund

Ashmore Emerging Markets Frontier Equity Fund

Ashmore Emerging Markets Growth Fund

ASHMORE FUNDS		THE NORTHERN TRUST COMPANY

By:	/s/ Michael S. Perman	By:	/s/ Chad K. Hecht
Name:	Michael S. Perman	Name:	Chad K. Hecht
Title:	Secretary	Title:	Vice President

Schedule A to the Transfer Agency and Service Agreement